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                                                                 Exhibit 23(p)-3

                                 CODE OF ETHICS
                             BERGER DISTRIBUTORS LLC
                           Last Revised April 18, 2000


I.       Incorporation of the Code of Ethics and Statement of Policies of Berger
         LLC

                  Berger Distributors LLC (the "Distributor") is a wholly-owned subsidiary of Berger LLC (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940. The Distributor is the principal underwriter and distributor for the Berger Funds, a family of no-load mutual funds, while the Adviser acts as the investment advisor and administrator, or sub-administrator, for the Berger Funds. As the principal underwriter and distributor for the Berger Funds, the Distributor hereby incorporates into its Code of Ethics (the "Distributor's Code") the attached Code of Ethics and Statement of Policies of the Adviser (the "Adviser's Code") which covers the Distributor pursuant to its provision of distribution services to the Berger Funds.

                  All provisions of the Adviser's Code applicable to "Access Persons" of the Adviser (as defined in that Code), including but not limited to the quarterly reporting of securities transactions, apply to the activities of any "Access Person" of the Distributor as defined below. A violation of the Adviser's Code by any person covered by this Code shall also constitute a violation of this Code and will cause such person to be subject to the provisions of Section VII. SANCTIONS included in the Adviser's Code. The determination of such sanctions for a violation of the Distributors Code by an Access Person of the Distributor will be determined by Distributor management and the Board of Directors of the Distributor.

II.      Definition of "Access Person"

                  "Access Person" of the Distributor means any director, officer, employee or registered representative of the Distributor. All such Access Persons under the Distributor's Code are hereby deemed to be an Access Person under the Adviser's Code and, as mentioned above, shall cause all Access Persons of the Distributor to be subject to the applicable provisions of the Adviser's Code.

                  In the event that the same individual serves as the Compliance Officer for both the Distributor and the Adviser, directors, officers, employees and registered representatives of the Distributor who are also a director, officer or employee of the Adviser will satisfy the reporting provisions of this Code by their compliance with the reporting provisions of the Adviser's Code.

III.     Provisions Applicable Only to Access Persons of Berger Distributors LLC

                  In addition to being subject to certain provisions of the Advisers Code as described above, Access Persons of the Distributor are also subject to the following provisions of this Code:



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         (a)      In accordance with Conduct Rule 3040 of the NASD Rules, Access
                  Persons must, prior to participating in any private securities transaction, give written notice of such transaction to the Distributor, describing in detail the proposed transaction, the person's proposed role therein and stating whether they will receive selling compensation in connection with the transaction. "Private securities transaction" shall mean any securities transaction outside the regular course or scope of a person's employment with the Distributor. "Selling compensation" shall mean any compensation paid directly or indirectly from whatever source in connection with or as a result of the purchase or sale of a security.

                  A copy of such notice must be sent to the Compliance Officer. The Distributor reserves the right to approve or disapprove such person's participation in the proposed transaction. If an Access Person engages in a private securities transaction without receiving prior approval from the Distributor, management may require the Access Person to disgorge to a charitable organization all or a portion of the selling compensation received from the prohibited transaction. The Compliance Officer shall provide a written report of each such prohibited transaction to the Board of Directors of the Distributor for such further action and sanctions as said Board deems appropriate, which sanctions may in the Board's discretion include, among other things, imposition of a monetary penalty and/or censure, suspension or termination of the Access Person.

         (b) All Access Persons are prohibited from giving on an annual basis any gifts or other things of value to any person or entity that does business with or on behalf of the Distributor or any entity for which it acts as the principal underwriter and distributor (i.e., the Berger Funds) which in total could reasonably be valued above $100. However, this policy does not apply to customary business meals or entertainment, or promotional items (e.g., pens, mugs, caps, T-shirts, etc.) which are consistent with customary business practices in the industry.

                  If a potential violation of this policy is discovered, the Compliance Officer shall provide a written report of each such potential violation to Distributor management. If a final determination is made that the incident does in fact represent a violation of this policy, the Compliance Officer shall provide a copy of such report to the Board of Directors of the Distributor for such action and sanctions as said Board deems appropriate, which sanctions may in the Board's discretion include, among other things, imposition of a monetary penalty and/or censure, suspension or termination of the Access Person.



         ATTACHMENT - Code of Ethics for Berger LLC: Please refer to Exhibit 23(p)-2 of this N-1A filing.


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